Exhibit 99.1

FRIDAY, FEBRUARY 23, 2007

JER INVESTORS TRUST INC. (NYSE: JRT) ANNOUNCES FOURTH QUARTER AND FULL YEAR 2006 RESULTS

McLean, VA - February 23, 2007: The following is being issued by JER Investors Trust Inc.:

2006 Financial Highlights

Fourth Quarter 2006 Activities

•

Completed $204.7 million, prior to closing credits, in new investments consisting of two mezzanine loan investments, one commercial mortgage backed securities investment, and a portfolio of six net leased real estate assets.

•	Increased fourth quarter net income available to common stockholders to $9.2 million compared to $7.0 million in the fourth quarter of 2005, a 31% increase.

•	Earnings per share were $0.36 per diluted share for the quarter ended December 31, 2006 compared to $0.27 per diluted share for the quarter ended December 31, 2005, a 33% increase.

•	Declared total dividends of $0.72 per share, consisting of $0.42 per share regular dividend and a $0.30 per share special dividend.

•

Completed second collateralized debt obligation (“CDO II”), issuing $708.3 million in investment grade bonds to third parties at a weighted average borrowing cost of 63 basis points (excluding fees and expenses) over applicable swaps or LIBOR rates.

•	Book value per common share outstanding was $14.36 at December 31, 2006 compared to $14.82 at December 31, 2005.

Full Year 2006 Activities

•

Completed $674.5 million in new investments consisting of seven commercial mortgage backed securities investments, ten real estate loan investments and a portfolio of six net leased real estate assets, increasing total assets to approximately $1.4 billion at December 31, 2006.

•	Increased net income available to common stockholders to $31.7 million in 2006 compared to $19.6 million in 2005, a 62% increase.

•	2006 earnings per share were $1.23 per diluted share compared to $1.08 per diluted share in 2005, a 14% increase.

•	Declared dividends totaling $1.81 per share, including a $0.30 per share special cash dividend, compared to dividends of $1.18 per share in 2005.

Operating Results

During the quarter ended December 31, 2006, total revenues were $26.8 million, a 110% increase from $12.8 million for the quarter ended December 31, 2005. Total revenues for the year ended December 31, 2006 were $74.0 million as compared to $36.4 million for the year ended December 31, 2005, an increase of 103%. The increases in interest income are due to increased investment activities in commercial mortgage backed securities (“CMBS”) and real estate loans as well as higher cash balances due to cash proceeds related to the CDO II transaction.

Interest expense for the quarter ended December 31, 2006 was $13.3 million as compared to $2.6 million for the quarter ended December 31, 2005. For the years ended December 31, 2006 and 2005, interest expense was $26.7 million and $5.9 million, respectively. The increases in interest expense are primarily related to the Company’s CDO transactions in November 2005 and October 2006, respectively, as well as increased average balances outstanding on repurchase facilities during 2006.

Management fees were approximately $1.9 million for both quarters ended December 31, 2006 and 2005. For the years ended December 31, 2006 and 2005, management fees were $7.6 million and $5.6 million, respectively. The Company incurred an incentive fee to our manager of $0.2 million during the quarter ended June 30, 2005. There were no incentive fees incurred during the year ended December 31, 2006. The increase in management fees primarily relates to the increase in average equity balances outstanding during 2006 as a result of our July 2005 initial public offering.

General and administrative expenses were $2.0 million for the quarter ended December 31, 2006 as compared to $1.2 million for the quarter ended December 31, 2005, an increase of 70%. General and administrative expenses for the year ended December 31, 2006 were $7.3 million as compared to $4.5 million for the year ended December 31, 2005, an increase of 61%. The increases in general and administrative expenses are primarily due to audit and consulting fees related to Sarbanes-Oxley compliance costs, increased due diligence costs related to increased acquisition activity in 2006 and collateral administration fees related to CDO II.

The Company recorded other than temporary impairment charges totaling $0.4 million and $0.7 million for the quarter and year ended December 31, 2006, respectively. The Company recorded no other than temporary impairment charges for the quarter and year ended December 31, 2005; however, the Company recorded realized losses on sales of investments totaling $0.8 million in the year ended December 31, 2005.

Investment Activity

During the quarter ended December 31, 2006, the Company completed $204.7 million of new acquisitions consisting of one CMBS acquisition totaling $63.5 million prior to closing credits, two real estate loan acquisitions totaling $102.4 million, and a portfolio of six net leased real estate assets totaling $38.8 million. The Company also received total principal repayments of $18.8 million related to two mezzanine loan investments during the quarter ended December 31, 2006.

For the year ended December 31, 2006, the Company closed $674.5 million of new acquisitions consisting of seven CMBS acquisitions totaling $369.3 million prior to closing credits, ten real estate loan acquisitions totaling $266.4 million and a portfolio of six net leased real estate assets totaling $38.8 million. The Company also received total principal repayments of $61.5 million related to four mezzanine loan investments during the year ended December 31, 2006.

Since raising our initial equity capital in June 2004, the Company has closed 38 investments, comprised of commercial real estate debt securities, loans and net leased assets totaling approximately $1.3 billion. In addition, the Company has sold assets or received principal payments on investments aggregating approximately $200 million.

The Company’s investments as of December 31, 2006 consist of:

	Carrying Value at December 31, 2006	% of Total Investments
	(millions)
CMBS	$790.2	71%
Real Estate Loans	287.8	26%
Net Leased Assets	38.7	3%

Total	$1,116.7	100%

Liquidity and Financing Activity

As of December 31, 2006, total cash balances were $226.5 million, consisting primarily of $143.4 million of unrestricted cash and remaining CDO II ramp and replenishment pool balances aggregating $82.9 million.

In October 2006, the Company issued its second CDO, through two wholly-owned subsidiaries of the Company, JER CRE CDO 2006-2, Limited and JER CRE CDO 2006-2, LLC (“CDO II”). CDO II issued privately placed notes totaling $768.4 million rated AAA through BBB- (“Investment Grade Notes”). The Company purchased a portion of the Investment Grade Notes and retained all of the non-investment grade notes and preferred shares. $708.3 million of Investment Grade Notes were issued to third parties consisting of $47.0 million of fixed rate notes and $661.3 million of floating rate notes. CDO II included a ramp facility of approximately $230.9 million which subsequently financed additional collateral interests. In addition, CDO II included a replenishment collateral pool up to $275 million that will allow reinvestment of proceeds from real estate loans that are paid off within five years from the closing of the transaction subject to the replenishment collateral meeting certain criteria outlined in the CDO II indenture. A portion of the cash proceeds from the issuance of CDO II was used to pay down $294.9 million in outstanding debt and accrued interest thereon of $0.8 million under various repurchase agreements, fees and expenses of approximately $10.6 million and swap termination costs of $6.1 million, funding the $230.9 million ramp facility, resulting in net cash proceeds of approximately $165.0 million.

The Company’s total debt of $974.6 million as of December 31, 2006 consists of $266.3 million for CDO I and $708.3 million for CDO II. The debt balances include $194.0 million which carries a fixed rate of interest and $780.6 million of floating rate debt tied to one-month LIBOR. Of the $780.6 million in floating rate indebtedness, approximately $275.0 million in assets that pay us interest on a floating rate basis tied to one-month LIBOR serve as collateral for such indebtedness. In addition, the Company has further mitigated its exposure to changes in interest rates by entering into pay fixed interest rate swaps with a total notional balance of $496.3 million at December 31, 2006.

The Company’s ratio of debt to total equity as of December 31, 2006 was 2.6x compared to 1.5x as of September 30, 2006 and 0.7x as of December 31, 2005.

Dividends

The Board of Directors approved a dividend of $0.42 per common share for the quarter ended December 31, 2006. In addition, the Company declared a special 2006 cash dividend of $0.30 per common share. The regular dividend of $0.42 represents a 5% increase over the third quarter 2006 dividend and a 27% increase over the fourth quarter 2005 dividend. There were no special dividends in the fourth quarter of 2005. The dividends were paid on January 30, 2007 to common stockholders of record on December 29, 2006. During 2006, the Company declared total dividends of $1.81 per share to common shareholders as compared to $1.18 per share in 2005. At December 31, 2006, our common equity book value per share was $14.36 as compared to $14.82 at December 31, 2005.

About JER Investors Trust Inc.

JER Investors Trust Inc. is a New York Stock Exchange listed specialty finance company that originates and acquires commercial real estate structured finance products. The Company’s target investments include commercial mortgage backed securities, mezzanine loans and B-Note participations in mortgage loans, commercial mortgage loans and net leased real estate investments. JER Investors Trust Inc. is organized and conducts its operations so as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. For more information regarding JER Investors Trust Inc. and to be added to our e-mail distribution list, please visit www.jer.com.

Conference Call

Management will host an earnings conference call on Friday, February 23, 2007 at 11:00 A.M. eastern standard time. A copy of the earnings release will be posted to the Investor Resources section of the JER Investors Trust Inc. website provided below. All interested parties are welcome to participate on the live call. You can access the conference call by dialing (800) 299-6183 (from within the U.S.) or (617) 801-9713 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “43273715.”

A webcast of the conference call will be available to the public on a listen-only basis at www.jer.com. A replay of the earnings call will be available until March 16, 2007 by dialing (888) 286-8010 (from within the U.S.) or (617) 801-6888 (from outside of the U.S.); please reference access code “47721500.”

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. JER Investors Trust can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from JER Investors Trust’s expectations include, but are not limited to, changes in the real estate and bond markets, our continued ability to source new investments, and other risks detailed from time to time in JER Investors Trust’s SEC reports. Such forward-looking statements speak only as of the date of this press release. JER Investors Trust expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in JER Investors Trust’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

CONTACTS:

Dave Sturtevant, ROI: (703) 813-5643, ext. 243

Tae-Sik Yoon, Chief Financial Officer, JER Investors Trust Inc.: (703) 714-8094

JER INVESTORS TRUST INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2006	December 31, 2005
ASSETS
Cash and cash equivalents	$143,443	$151,706
Restricted cash	83,085	108
CMBS, at fair value	790,203	416,864
Real estate loans	287,845	81,696
Real estate assets, net	38,740	—
Accrued interest receivable	8,241	4,011
Due from affiliate	146	—
Interest rate swap agreements, at fair value	1,136	—
Deferred financing fees, net	14,684	4,422
Other assets	438	369

Total Assets	$1,367,961	$659,176

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes payable	$974,578	$266,255
Interest rate swap agreements, at fair value	—	646
Accounts payable and accrued expenses	939	486
Dividends payable	18,523	8,477
Due to affiliate	2,110	1,550
Other liabilities	1,830	1,192

Total Liabilities	997,980	278,606
Stockholders’ Equity:
Common stock, $0.01 par value, 100,000,000 shares authorized,
25,757,035 and 25,687,035 shares issued and outstanding, respectively	258	257
Additional paid-in capital	391,872	391,553
Cumulative dividends paid/declared	(69,250)	(22,698)
Cumulative earnings	45,374	13,661
Accumulated other comprehensive income (loss)	1,727	(2,203)

Total Stockholders’ Equity	369,981	380,570

Total Liabilities and Stockholders’ Equity	$1,367,961	$659,176

JER INVESTORS TRUST INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	For the Three Months Ended December 31,		For Year Ended December 31,
	2006	2005	2006	2005
REVENUES
Interest income from CMBS	$16,840	$8,315	$50,771	$23,979
Interest income from real estate loans	6,658	3,459	16,827	11,286
Interest income from cash and cash equivalents	3,164	981	6,259	1,056
Lease income from real estate assets	153	—	153	—
Other income	—	—	—	97

Total Revenues	26,815	12,755	74,010	36,418
EXPENSES
Interest expense	13,301	2,619	26,662	5,926
Management fees	1,889	1,921	7,631	5,604
General and administrative	2,020	1,188	7,285	4,512

Total Expenses	17,210	5,728	41,578	16,042
INCOME BEFORE OTHER GAINS (LOSSES)	9,605	7,027	32,432	20,376
OTHER GAINS (LOSSES)
Loss on sales of assets, net	—	—	—	(821)
Loss on impairment of assets	(374)	—	(719)	—
Gain (loss) due to hedge ineffectiveness	—	(3)	—	5

NET INCOME	$9,231	$7,024	$31,713	$19,560

Net earnings per share:
Basic	$0.36	$0.27	$1.23	$1.08

Diluted	$0.36	$0.27	$1.23	$1.08

Weighted average shares of common stock outstanding:
Basic	25,692,035	25,682,035	25,686,377	18,123,087

Diluted	25,722,942	25,683,313	25,699,484	18,124,365

Dividends declared per common share	$0.72	$0.33	$1.81	$1.18